Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Equity Trust
We consent to the use of our reports, dated February 19, 2008, incorporated herein by reference, for Legg Mason Partners Variable Investors Portfolio and Legg Mason Partners Variable Small Cap Growth Portfolio, each a series of Legg Mason Partners Variable Equity Trust, as of December 31, 2007, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
New York, New York
April 17, 2008